EXHIBIT 5.1

August 9, 2019

Navient Corporation
123 Justison Street
Wilmington, Delaware 19180

Ladies and Gentlemen:

I have acted as counsel to Navient Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 2,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, that may be issued pursuant to the Company’s Amended and Restated Employee Stock Purchase Plan (as amended to date, the “Plan”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In my capacity as the Company’s Chief Legal Officer, General Counsel and Secretary, in connection with the above, I, or my designees, have examined the Plan, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as amended to date, and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, statutes (including the General Corporation Law of the State of Delaware) and other instruments and documents as I deemed necessary or advisable as a basis for the opinions hereinafter expressed.

In giving the opinion set forth below, I have relied, without independent investigation or verification, to the extent I deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the Company and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In making my examination, I have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to me as originals are authentic and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, I am of the opinion that the Shares are duly authorized for issuance and, when issued from time to time in accordance with the provisions of the Plan and otherwise in accordance with the terms and conditions of the applicable award, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

I am admitted to the bar in the Commonwealth of Pennsylvania, the Commonwealth of Virginia (In-House Counsel) and the State of Delaware (In-House Counsel), and I do not express any opinion as to the laws of any other jurisdictions, except as to matters governed by the federal law of the United States of America, in each case as in effect on the date hereof, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not hereby admit that I are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Mark L. Heleen
Mark L. Heleen Chief Legal Officer, General Counsel & Secretary